Exhibit 99.3

March 14, 2025

Polibeli Group Ltd

Polibeli, Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No. Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia

Tel: +62-21-22531366

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Polibeli Group Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Cong Cheng
Name: Cong Cheng

[Signature Page to Consent of Independent Director]